Exhibit 99.1

EMBARGOED UNTIL 6:00 A.M. EST THURSDAY, NOVEMBER 20, 2008

Contacts: Investors Infinity Pharmaceuticals, Inc. Monique Allaire, 617-453-1105 Monique.Allaire@infi.com www.infi.com	Media Pure Communications, Inc. Sheryl Seapy 949-608-0841 Sheryl@purecommunicationsinc.com

INFINITY ANNOUNCES GLOBAL STRATEGIC ALLIANCE WITH PURDUE

PHARMA AND MUNDIPHARMA ENCOMPASSING INFINITY’S EARLY CLINICAL

AND DISCOVERY PROGRAMS

— Infinity Retains All U.S. Rights; Mundipharma Receives Ex-U.S. Commercialization Rights to

All Oncology Products under Alliance —

— Infinity to Receive Up to $75 Million Equity Investment, Access to $50 Million Line of Credit,

and Significant R&D Funding Over Multiple Years —

— Conference Call Being Held at 8:30 a.m. EST Today to Discuss Transaction —

CAMBRIDGE, Mass. – November 20, 2008 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that it has entered into a global strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Limited, focused on the research, development, and commercialization of Infinity’s early clinical and discovery programs, including IPI-926, Infinity’s novel inhibitor of the Hedgehog signaling pathway. Infinity expects that this alliance will enable it to aggressively pursue its goal of developing and commercializing its pipeline of innovative anti-cancer agents.

“Infinity’s mission is to discover, develop, and deliver to patients important medicines for the treatment of cancer,” said Steven H. Holtzman, chair and chief executive officer of Infinity. “This alliance with Purdue Pharma and Mundipharma provides Infinity with the financial resources and independence to continue our productive discovery efforts, to expand our clinical development capabilities, and to build our own organization to commercialize our products in the United States. In a nutshell, we have the opportunity to realize all aspects of our mission in a manner that we believe will create meaningful treatments for patients and meaningful value for our shareholders.”

“Purdue U.S., Purdue Canada, and Mundipharma companies in Europe and Asia have been expanding their therapeutic scope significantly in recent years,” said Jim Dolan, Senior Vice President of Licensing and Business Development for Purdue. “Mundipharma’s presence in oncology outside of the U.S. is now well-established, and we expect that the broad alliance with Infinity will give us the opportunity to bring to market a number of innovative, best-in-class treatments for cancer patients. In addition, this alliance will also build upon our core franchise in pain on a global basis, with FAAH, a potentially innovative new product for neuropathic pain.”

The alliance will focus on the advancement of Infinity’s early-stage clinical and discovery pipeline of novel, small molecule drug candidates. This pipeline includes IPI-926, Infinity’s potent inhibitor of the Hedgehog pathway. IPI-926 is being evaluated in a Phase 1 clinical study in patients with advanced solid tumors and has demonstrated significant anti-tumor activity in a number of preclinical models. Infinity’s pipeline also includes several earlier stage discovery programs, including a program directed to fatty acid amide hydrolase (FAAH), an emerging target for the treatment of neuropathic pain.

Infinity’s Hsp90 inhibitor program, comprising IPI-504 (retaspimycin hydrochloride), which is in an international Phase 3 registration trial for patients with refractory gastrointestinal stromal tumors (the RING trial), and IPI-493, Infinity’s oral candidate currently in a Phase 1 study in patients with advanced solid tumors, remains partnered with AstraZeneca and is excluded from this alliance. Infinity’s program targeting the Bcl family of proteins, which was transitioned to Novartis in February of 2008, is also excluded from this alliance.

“This relationship provides an incredible opportunity for Infinity by affording us access to the capital necessary to do what our R&D team does best: to discover and develop important new medicines for patients,” said Adelene Q. Perkins, president and chief business officer of Infinity. “It enables us to continue to operate nimbly while building upon and enhancing our culture of citizen ownership that we hold so dear.”

Details of the Transaction

Infinity Pharmaceuticals, Inc. has entered into a strategic alliance agreement with Mundipharma International Corporation Limited to develop and jointly commercialize pharmaceutical products. Under the terms of the strategic alliance agreements, Infinity will retain U.S. commercialization rights for all oncology products developed under these programs. Infinity is obligated to pay Mundipharma a royalty on U.S. sales of these products. Mundipharma has the right to commercialize these products outside of the United States, and is obligated to pay a royalty to Infinity on sales outside of the U.S. Infinity will direct and lead all oncology discovery and development efforts on a worldwide basis.

Purdue has made an equity investment of $45 million in Infinity through the purchase of four million shares of Infinity common stock at $11.25 per share, a 112% premium over the closing price of $5.29 on November 19, 2008. Subject to Infinity shareholder approval and other customary closing conditions, these entities have agreed to invest an additional $30 million in Infinity to purchase two million shares of Infinity common stock and warrants to purchase up to six million additional shares of Infinity common stock. The warrants may be exercised between the second closing date (expected to occur in January 2009) and June 30, 2012 at prices ranging from $15 to $40 per share.

In addition, upon the second closing, Purdue will make available to Infinity a $50 million line of credit for use by Infinity for any business purpose, with principal and accrued interest to be repaid by the tenth anniversary of the second closing.

Under the alliance, Mundipharma will participate in Infinity’s Hedgehog program as well as new Infinity discovery and development programs (subject to certain opt-out rights outlined below) for three years, with an ability to extend this right for two additional one-year terms. Mundipharma will fund the costs of these programs until the later of the start of the first Phase 3 trial for the program or December 31, 2013. If a program commences Phase 3 studies after December 31, 2013, Infinity and Mundipharma will share the costs of development equally.

The alliance will also encompass Infinity’s discovery program directed to FAAH. Purdue and Mundipharma will have the right to assume development of the FAAH program at the conclusion of Phase 1 clinical studies by funding the research and development costs of the program through approval and paying a royalty to Infinity on global net sales.

Finally, under the alliance, Infinity grants to Mundipharma an option, on set terms, to participate in programs that Infinity may in-license during the term. Mundipharma will have the right to opt-out of development of any particular program on an annual basis, with the first opt-out right becoming available in July 2009 for the Hedgehog and FAAH programs. If Mundipharma elects to opt-out of a program, it will be obligated to continue funding that program for an additional year, and have the right to receive royalties on future sales based on the stage of development of the program when the election to opt-out took place.

Conference Call and Webcast Information

Infinity management will hold a conference call to discuss the transaction today, Thursday, November 20, 2008 at 8:30 a.m. EST. Callers may participate in the call by dialing 1-877-419-6598 (domestic) or 1-719-325-4916 (international) five minutes prior to the start time. An archived version of the webcast will be available in the Investors/Media section of Infinity’s website at http://www.infi.com beginning by 5:00 p.m. EST on Thursday, November 20, 2008 through 5:00 p.m. EST on Wednesday, December 3, 2008.

Important Additional Information Will Be Filed with the SEC

Infinity plans to file with the United States Securities and Exchange Commission (SEC) and mail to its stockholders a proxy statement in connection with the transaction. The proxy statement will contain important information about Infinity, the transaction, and related matters. Investors and security holders are urged to read the proxy statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Infinity through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement from Infinity by contacting Monique Allaire at Monique.Allaire@infi.com or 617-453-1015.

Infinity and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transaction described herein. Information regarding Infinity’s directors and executive officers is contained in Infinity’s Annual Report on Form 10-K for the year ended December 31, 2007 and its proxy statement dated April 10, 2008, which are filed with the SEC. As of October 31, 2008, Infinity’s directors and executive officers beneficially owned approximately 4,886,372 shares, or approximately 24 percent, of Infinity’s common stock. A more complete description will be available in the proxy statement.

About IPI-926

IPI-926 is a novel, proprietary inhibitor of the Hedgehog signaling pathway being evaluated in a Phase 1 clinical trial in patients with advanced solid tumors. IPI-926 is a derivative of the natural product cyclopamine that binds to and inhibits a key regulator of this pathway, the Smoothened receptor. The Hedgehog signaling pathway is normally active in regulating tissue and organ formation during embryonic development. However, abnormal activation of the Hedgehog pathway can lead to cancer and is believed to play a central role in allowing the proliferation and survival of several types of cancers, including pancreatic, prostate, lung, breast, and certain brain cancers. In preclinical models, IPI-926 has demonstrated significant anti-tumor activity and excellent pharmaceutical properties, including oral bioavailability, long plasma and tumor half-life, and dose-dependent inhibition of tumor growth, in a number of preclinical models.

About Fatty Acid Amide Hydrolase (FAAH)

Fatty acid amide hydrolase (FAAH) is an emerging target for the treatment of neuropathic pain. The enzyme FAAH degrades anandamide, which is an endogenous cannabinoid that produces an analgesic effect in response to pain. FAAH inhibition increases the duration of anandamide’s analgesic effect, prolonging pain relief at the site of release. Infinity’s FAAH inhibitor program is in lead optimization; the company expects to select a clinical candidate by early 2009.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging cancer pathways. Infinity’s two most advanced programs in Hsp90 inhibition and Hedgehog signaling pathway inhibition are evidence of its innovative approach to oncology drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Safe Harbor For Forward-Looking Statements

Statements in this press release regarding the proposed transaction between Infinity and Purdue Pharmaceutical Products L.P., Mundipharma International Corporation Limited, including, without limitation, the expected timetable for completing the transaction, the expected financial and operational benefits of the transaction, Infinity’s estimate of research and development payments to be made by Mundipharma over the next five years, the availability of the line of credit and any other statements about the parties’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: For example, there can be no guarantee that the strategic alliance will continue for its full term or that Purdue and Mundipharma will continue to fund Infinity’s programs as agreed; that the parties will successfully discover, develop or commercialize products under the alliance; or that Infinity will satisfy the conditions to the closing of the second equity investment, including obtaining the necessary stockholder approval and clearance under the Hart-Scott-Rodino Act. In particular, Infinity’s management’s expectations could be affected by risks and uncertainties relating to a failure of stockholders to approve the second equity investment; a failure of Infinity and/or Mundipharma to fully perform under the alliance agreement and/or an early termination of the alliance agreement; results of clinical trials and preclinical studies that are the subject of the strategic alliance, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food & Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; and the other factors described in Infinity’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, as filed with the SEC on November 5, 2008, and other filings that Infinity makes with the SEC from time to time. Infinity disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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